UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

CISCO SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.
☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CISCO SYSTEMS, INC.

September 19, 2006

DEAR CISCO SYSTEMS SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held at the Santa Clara Convention Center in Exhibit Hall A, located at 5001 Great America Parkway, Santa Clara, California on Wednesday, November 15, 2006, at 10:00 a.m. Pacific Time. You will find a map with directions to the meeting on the outside back cover of the Proxy Statement.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and the attached Proxy Statement.

Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting. Voting by any of these methods will ensure your representation at the meeting.

We look forward to seeing you at the meeting.

John T. Chambers

President and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submit your proxy and voting instructions via the Internet or by telephone. Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 15, 2006

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held at the Santa Clara Convention Center in Exhibit Hall A, located at 5001 Great America Parkway, Santa Clara, California on Wednesday, November 15, 2006, at 10:00 a.m. Pacific Time for the following purposes:

1.  To elect ten members of Cisco’s Board of Directors;

2.  To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2007;

3.  To vote upon three proposals submitted by shareholders, if properly presented at the meeting; and

4.  To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof is September 18, 2006. The stock transfer books will not be closed between the record date and the date of the meeting. A list of shareholders entitled to vote at the meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the meeting, please vote as soon as possible. As an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

September 19, 2006

i

DIRECTIONS TO THE SANTA CLARA CONVENTION CENTER	See outside back cover

ii

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Wednesday, November 15, 2006, at the Santa Clara Convention Center in Exhibit Hall A, located at 5001 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the meeting. These proxy materials were first mailed on or about September 25, 2006 to all shareholders entitled to vote at the meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

Voting

Only shareholders of record of Cisco common stock on September 18, 2006, the record date, will be entitled to vote at the meeting. Each shareholder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 6,086,712,797 shares of common stock outstanding. A majority of the outstanding shares of common stock must be present or represented by proxy at the meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the meeting. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

In the election of directors, the ten nominees receiving the highest number of affirmative votes will be elected. Shareholders may not cumulate votes in the election of directors. Abstentions and broker non-votes have no effect for purposes of the election of directors, as only votes “for” are counted in determining which nominees have received the highest number of affirmative votes. Proposal Nos. 2, 3, 4 and 5 require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes could prevent approval of such proposals if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2007 (Proposal No. 2), and AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 3, 4 and 5).

Voting via the Internet, by Telephone or by Mail

Shareholders whose shares are registered in their own names may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2007 (Proposal No. 2), AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 3, 4 and 5), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot. Shareholders who elected to receive the 2006 Proxy Statement and Annual Report to Shareholders over the Internet will be receiving an e-mail on or about October 6, 2006 with information on how to access shareholder information and instructions for voting.

You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the preceding paragraph.

Proxy Solicitation Costs

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, Cisco has retained Georgeson Shareholder Communications, Inc. to act as a proxy solicitor in conjunction with the meeting. Cisco has agreed to pay that firm $17,500, plus reasonable out of pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is presently twelve, and in connection with the election of directors at the annual meeting the authorized number of directors is being reduced to ten.

Each of the current directors, other than Chairman of the Board John P. Morgridge and Director James C. Morgan, has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for re-election. Mr. Morgridge was not eligible to be renominated for election under Cisco’s age limit policy adopted in July 2005. Accordingly, the Board of Directors has adopted a board chairmanship succession plan that designates John T. Chambers to succeed Mr. Morgridge as Chairman of the Board effective upon Mr. Chambers’ re-election to the Board of Directors. Mr. Chambers will retain his position as Chief Executive Officer. Mr. Morgridge intends to serve on the Board of Directors through the date of the annual meeting and effective at such time he will become Chairman Emeritus. In this role, Mr. Morgridge will focus on the Cisco Foundation and Cisco’s long-term commitment to meeting basic human needs, promoting responsible citizenship and providing access to education. Mr. Morgan has decided to retire from the Board of Directors and not to stand for re-election but intends to serve on the Board of Directors through the date of the annual meeting.

Michael D. Capellas was appointed to the Board of Directors in January 2006 upon the recommendation of the Nomination and Governance Committee. Mr. Capellas was brought to the attention of the Nomination and Governance Committee as a potential candidate during a general discussion by the Board of Directors.

Proxies may not be voted for more than ten directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for such nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. The ten nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected to the Board of Directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. Shareholders may not cumulate votes in the election of directors.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
M. Michele Burns	Director
Michael D. Capellas	Director
Larry R. Carter	Senior Vice President, Office of the President and Director
John T. Chambers	President, Chief Executive Officer and Director
Dr. John L. Hennessy	Director
Richard M. Kovacevich	Director
Roderick C. McGeary	Director
Steven M. West	Director
Jerry Yang	Director

Business Experience of Nominees

Ms. Bartz, 58, has been a member of the Board of Directors since November 1996 and has served as Lead Independent Director since November 2005. Since May 2006, she has been Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, she was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz also currently serves on the board of directors of Network Appliance, Inc.

Ms. Burns, 48, has been a member of the Board of Directors since November 2003. She has been Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. since March 2006. From May 2004 to January 2006, she served as Executive Vice President, Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation. From August 2000 to April 2004, she served as Executive Vice President and Chief Financial Officer of Delta Air Lines, Inc., which in September 2005 filed for protection under Chapter 11 of the United States Bankruptcy Code. From January 1999 to August 2000 she held various positions in Delta’s finance and tax departments. Prior to that, Ms. Burns was a partner at Arthur Andersen LLP from 1991 to January 1999. Ms. Burns also currently serves on the board of directors of Wal-Mart Stores, Inc.

Mr. Capellas, 52, has been a member of the Board of Directors since January 2006. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc., which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004, and in March 2004 he was additionally named as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. From 1997 to 1998, Mr. Capellas was a Senior Vice President with Oracle Corporation.

Mr. Carter, 63, has been a member of the Board of Directors since July 2000. He joined Cisco in January 1995 as Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. In May 2003, upon his retirement as Chief Financial Officer and Secretary, he was appointed Senior Vice President, Office of the President. Before joining Cisco, he was employed by Advanced Micro Devices, Inc. as Vice President and Corporate Controller. Mr. Carter also currently serves on the board of directors of QLogic Corporation.

Mr. Chambers, 57, has been a member of the Board of Directors since November 1993. He joined Cisco as Senior Vice President in January 1991 and was promoted to Executive Vice President in June 1994. Mr. Chambers was promoted to President and Chief Executive Officer of Cisco as of January 31, 1995. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Dr. Hennessy, 53, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently is the Chairman of the Board of Atheros Communications, Inc. and serves on the board of directors of Google Inc.

Mr. Kovacevich, 62, has been a member of the Board of Directors since January 2005. He has served as Chief Executive Officer of Wells Fargo & Company since November 1998, and became Chairman of the Board of Wells Fargo & Company in April 2001. He also served as President of Wells Fargo & Company from November 1998 to July 2005. From January 1993 to November 1998, he served as Chief Executive Officer of Norwest Corporation, which merged with Wells Fargo & Company in November 1998. He also served as President of Norwest Corporation from January 1993 through January 1997 and as Chairman of the Board of Norwest Corporation from May 1995 to November 1998. He became a member of the board of directors of Norwest Corporation in 1986. Mr. Kovacevich also currently serves on the board of directors of Target Corporation.

Mr. McGeary, 56, has been a member of the Board of Directors since July 2003. He has served as Chairman of the Board of BearingPoint, Inc. since November 2004. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint, Inc. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000 he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000 he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999 he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of Dionex Corporation.

Mr. West, 51, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996.

Mr. Yang, 37, has been a member of the Board of Directors since July 2000. He is a founder of Yahoo! Inc., and since March 1995 has been an executive of Yahoo! Inc. and has served as a member of its board of directors.

Corporate Governance

Cisco maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and charters for each of the committees of the Board of Directors. The corporate governance page can be found at www.cisco.com, by clicking on “About Cisco,” and then on “Corporate Governance,” under “Investor Relations.”

Cisco’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the board members are independent of Cisco and its management;

•	All members of the key board committees—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee—are independent;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	Cisco has a clear code of business conduct that is monitored by its ethics office and is annually affirmed by its employees;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	Cisco has an ethics office with a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•	Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer; and

•	Cisco’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee.

Independent Directors

The Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Carter, Mr. Chambers and Mr. Morgridge is independent under the criteria established by NASDAQ for independent board members. All members of each of Cisco’s Audit, Compensation and Management Development, and Nomination and Governance committees are independent directors. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards. As Lead Independent Director, Ms. Bartz presides over regular meetings of the independent directors.

Board Committees and Meetings

During Cisco’s fiscal year ended July 29, 2006, the Board of Directors held seven meetings. During this period, all of the incumbent directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. Ten of Cisco’s directors attended last year’s annual meeting.

Cisco has six standing committees: the Acquisition Committee, the Audit Committee, the Compensation and Management Development Committee, the Investment/Finance Committee, the Nomination and Governance Committee, and the Technology Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found under the Investor Relations section of our website at www.cisco.com. The members of the committees are identified in the following table.

Director	Acquisition Committee	Audit Committee	Compensation and Management Development Committee	Investment/ Finance Committee	Nomination and Governance Committee	Technology Committee
Carol A. Bartz			Chair		X
M. Michele Burns	X	X
Michael D. Capellas			X
Larry R. Carter				X
John T. Chambers	X
Dr. John L. Hennessy	Chair					Chair
Richard M. Kovacevich					Chair
Roderick C. McGeary		X
James C. Morgan			X	Chair	X
John P. Morgridge	X			X
Steven M. West		Chair		X
Jerry Yang			X			X

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held two meetings during the last fiscal year.

Audit Committee

The Audit Committee is responsible for reviewing the financial information which will be provided to shareholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of Cisco’s independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held fourteen meetings during the last fiscal year. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation and Management Development Committee’s (the “Compensation Committee”) basic responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s senior executives are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, this committee oversees, reviews and administers all of Cisco’s compensation, equity and employee benefit plans and programs. This committee held seven meetings during the last fiscal year. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy and to evaluate compensation proposals recommended by management. The Human Resources Department presents management proposals to the Compensation Committee and FWC. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities.

Investment/Finance Committee

The Investment/Finance Committee reviews and approves Cisco’s global investment policy, reviews minority investments, fixed income assets, insurance risk management policies and programs and tax program, oversees Cisco’s stock repurchase programs, and also reviews Cisco’s currency, interest rate and equity risk management policies. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held three meetings during the last fiscal year.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held four meetings during the last fiscal year. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors’ policy is to encourage selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee may from time to time review the appropriate skills and characteristics required of board members, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at the Company’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws.

In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2007 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between June 27, 2007 and July 27, 2007 (or, if the 2007 annual meeting is not held within 30 days of the anniversary of the date of the 2006 annual meeting, within 10 days after Cisco’s public announcement of the date of the 2007 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•	Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee.

Technology Committee

The Technology Committee is responsible for reviewing Cisco’s technology development and strategic opportunities, including in the context of Cisco’s long term strategic planning in both new and existing businesses and markets. This committee did not meet during the last fiscal year.

Director Compensation

NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards (#)
Carol A. Bartz	$58,014	$74,986	20,000
M. Michele Burns	$107,000	—	20,000
Michael D. Capellas	$62,500	—	50,000
Dr. James F. Gibbons (2)	$8,000	—	—
Dr. John L. Hennessy	$39,507	$37,493	20,000
Richard M. Kovacevich	$81,000	—	20,000
Roderick C. McGeary	$103,000	—	20,000
James C. Morgan	$26,014	$74,986	20,000
Donald T. Valentine (2)	$4,000	—	—
Steven M. West	$115,262	$18,738	20,000
Jerry Yang	$87,000	—	20,000

(1)	As described below, represents the value of fully vested shares of Cisco common stock received in lieu of all or a specified portion of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 15, 2005, the date the regular annual cash retainer would otherwise have been paid. Based on each director’s prior election, Ms. Bartz received 4,342 shares, Dr. Hennessy received 2,171 shares, Mr. Morgan received 4,342 shares and Mr. West received 1,085 shares. Please see the table under “Ownership of Securities” on page 19 of this proxy statement for the beneficial ownership of Cisco common stock held by each of Cisco’s incumbent directors.

(2)	Dr. Gibbons and Mr. Valentine were not eligible to be renominated for election at the 2005 annual meeting of shareholders under Cisco’s age limit policy. Each served on the Board of Directors through the date of the 2005 annual meeting of shareholders.

During the 2006 fiscal year, cash fees earned by non-employee directors were as follows:

•	Annual retainer fee of $75,000 for each non-employee director re-elected at the 2005 annual meeting of shareholders for the year of board service beginning upon election at the 2005 annual meeting of shareholders, except that four non-employee directors elected to receive fully vested shares of Cisco common stock in lieu of all or a portion of his or her regular annual cash retainer fee as described below and in footnote (1) to the “Non-Employee Director Compensation” table above;

•	Annual retainer fee of $62,500 for Mr. Capellas, whose period of board service did not commence until January 2006;

•	Additional annual retainer fee of $30,000 for Ms. Bartz for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for Mr. West for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $10,000 for Ms. Bartz for serving as chair of the Compensation Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

To facilitate share ownership, non-employee directors may elect to receive fully vested shares of Cisco common stock in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. Any shares issued will be granted under the 2005 Stock Incentive Plan. In fiscal 2006, Ms. Bartz, Dr. Hennessy, Mr. Morgan and Mr. West each elected to receive shares in lieu of part or all of their regular annual cash retainer, as shown in the “Stock Awards” column in the table above.

During the 2006 fiscal year, non-employee directors were eligible to participate in the Discretionary Option Grant Program in effect under the 1996 Stock Incentive Plan and to receive periodic option grants under the Automatic Option Grant Program in effect under the 1996 Stock Incentive Plan. Non-employee directors were also reimbursed for their expenses in attending meetings.

On November 15, 2005, the date of the last annual meeting of shareholders, each of the following non-employee directors re-elected to the Board of Directors received option grants under the 1996 Stock Incentive Plan for 20,000 shares of common stock with an exercise price of $17.27 per share: Ms. Bartz, Ms. Burns, Dr. Hennessy, Mr. Kovacevich, Mr. McGeary, Mr. Morgan, Mr. West, and Mr. Yang. The shares subject to these options vest in two equal annual installments upon the completion of each year of board service. Mr. Capellas received initial option grants under the 1996 Stock Incentive Plan for 50,000 shares upon his appointment to the Board of Directors on January 31, 2006, with an exercise price of $18.57 per share. The shares subject to these options vest in four equal annual installments upon the completion of each year of board service. The exercise price for each option is equal to the closing selling price per share of common stock on the grant date. Each option has a term of nine years measured from the grant date, subject to earlier termination following the optionee’s cessation of board service. Each option is immediately exercisable for all of the shares underlying the option; however, any shares so purchased that remain unvested at the time of the optionee’s cessation of board service will be subject to Cisco’s right to repurchase those shares, at the option exercise price paid per share. Shares underlying the options vest immediately in full upon certain changes in control or ownership of Cisco or upon the optionee’s death or disability while a member of the Board of Directors.

On September 18, 2006, the Board of Directors approved modifications to the annual equity grant arrangements for re-elected non-employee directors. Beginning with the 2006 annual meeting of shareholders, re-elected non-employee directors will receive an annual option grant to purchase 15,000 shares plus an annual grant of 5,000 shares of restricted stock. The shares subject to the options vest in two equal annual installments upon the completion of each year of board service and the restricted stock will fully vest upon the completion of one year of board service. Until the 1996 Stock Incentive Plan expires on or before December 31, 2006, these option grants will be issued pursuant to the 1996 Stock Incentive Plan. Thereafter, the option grants will be issued pursuant to the 2005 Stock Incentive Plan and all grants of restricted stock will be issued under the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan does not provide for automatic grants to non-employee directors, but instead provides for discretionary awards to non-employee directors which may not exceed 50,000 shares for any non-employee director in any fiscal year.

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2007. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

PricewaterhouseCoopers LLP has audited Cisco’s consolidated financial statements annually since Cisco’s 1988 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 29, 2006 and July 30, 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees
Audit Fees	$13,834,000	$11,295,000
Audit-Related Fees	369,000	169,000
Tax Fees	986,000	1,780,000
All Other Fees	58,000	77,000

Total Fees	$15,247,000	$13,321,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. Tax compliance fees were $979,000 and $1,704,000 in fiscal 2006 and fiscal 2005, respectively. All other tax fees were $7,000 and $76,000 in fiscal 2006 and fiscal 2005, respectively.

All Other Fees.    Consists of fees for products and services other than the services reported above. These services included expatriate relocation coordination services provided to Cisco employees on international job assignments, translation of filings, and other miscellaneous services. No management consulting services were provided.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2007.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, a beneficial owner of 3,900 shares of Cisco common stock, has notified us that it intends to present the following proposal at the meeting:

Shareholder Proposal

RESOLVED, that the shareholders of Cisco Systems, Inc. (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).

This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.

Supporting Statement

We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock that vest only after meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. This asymmetrical incentive structure can reward executives for share price volatility, a measure of investment risk. Stock options can also reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.

Leading investors and regulators have questioned the use of stock options to compensate executives. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as “really a royalty on the passage of time.” Former Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the ‘infectious greed’ of the 1990s, because “they failed to properly align the long-term interests of shareholders and managers.”

Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.

Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis—it shouldn’t be just a giveaway.” Former SEC Chairman Richard Breeden has stated that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.”

Cisco’s Statement in Opposition to Proposal No. 3

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Executive compensation at Cisco is overseen by the Board of Directors through the Compensation Committee. The Compensation Committee consists exclusively of independent directors who, with the assistance of its independent compensation consultant, make decisions they believe are in the best interests of Cisco and our shareholders. We have long supported the concept of performance-based incentive arrangements for senior executives. In particular, we believe that the incentive programs for our senior executives should be determined within a framework based on the achievement of designated financial and other targets. Furthermore, we believe that executive compensation should be designed to attract, motivate and retain talented executives responsible for our success.

We believe that we have already implemented a flexible compensation program for senior executives, which links compensation to performance. We believe that adopting a policy that requires a significant portion of future equity compensation grants to senior executives to automatically be performance-vesting restricted stock would put us at a competitive disadvantage by severely restricting the Compensation Committee’s discretion to select from among those compensation vehicles that best compensate our senior executives in a manner that is designed to enable us to achieve our goals of long-term success and increased shareholder value.

We also believe that time-vesting stock options are forms of incentive compensation that are inherently performance-based, since their eventual value to the recipient is directly linked to the stock price, which is largely driven by company performance. The Cisco Systems, Inc. 2005 Stock Incentive Plan, which was approved by shareholders at the 2005 Annual Meeting of Shareholders, provides us additional flexibility in making awards to senior executives by allowing for the use of not only time and performance-vesting stock options, but also restricted stock, stock units, and stock appreciation rights.

Performance-vesting awards have become more popular and in fiscal 2007 the Compensation Committee may consider this trend among the various alternatives for long-term equity incentive compensation. However, we believe that it is in the best interests of shareholders to allow the Compensation Committee the flexibility and discretion to use and introduce all available compensation and equity incentive tools as appropriate, based on the circumstances and information available at the time and after consultation with its independent compensation consultant. This shareholder proposal would unduly limit the Compensation Committee’s flexibility and undercut its compensation philosophy by requiring that a significant portion of equity compensation be in one particular form.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 3.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

The Sisters of the Holy Names of Jesus and Mary, Washington Province, 2911 West Fort Wright Drive, Spokane, Washington 99224, who are the beneficial owners of 1,000 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

Pay Disparity

Cisco Systems

WHEREAS, increasingly, shareholders, the government, citizens and public interest groups are concerned about the growth in compensation packages for top executives at certain U.S. corporations. These packages have increased the pay gap between highest and lowest paid employees and weakened the connection between corporate performance and executive compensation.

We believe that pay for the highest-level executives has become excessive, that management is frequently rewarded regardless of performance, and that CEOs receive exorbitant pay and bonuses while jobs are being cut and outsourced to reduce costs and boost share prices. It is our belief that executive compensation systems should provide a CEO with the incentive to build a successful, sustainable company, that prosperity should be shared broadly within the company and that profitability should be directed toward providing employment security and stability.

According to a study released in 2005 by United for a Fair Economy, the disparity between CEO and worker pay is growing. While CEO pay once bore a reasonable relationship to the pay of the average worker, the gap now stands at 431-to-1 in 2004, up from 301-to-1 in 2003.

We believe that the contribution of employees is essential to corporate growth; both the executive and the workers should share in that success.

In an effort to narrow the gap, Whole Foods Market prevents any executive, including CEO John Mackey, from earning an amount in salary and bonus that’s more than 14 times what the average worker makes.

Many investors believe that there is a need to restore some measure of proportionality to relative levels of compensation. According to a review of proxy statements from major U.S. corporations by Mercer Human Resource Consulting for the Wall Street Journal, Cisco CEO John Chambers received $62.8 million in total direct compensation realized in 20051. Meanwhile, total shareholder return was down 8.5% over one year and down 21.1% over 5 years.

RESOLVED: shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and to make available, upon request, a report of that review by January 1, 2007 (omitting confidential information and processed at a reasonable cost). We request that the report include:

1.	A comparison of the total compensation package of top executives and our company’s lowest paid workers in the United States in July 2000 and July 2005.

2.	An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

[1]	Total direct compensation covers salary, bonuses, gains from option exercises, other long-term incentive payouts and the value of restricted shares at the time of grant.

3.	An evaluation of whether our top executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are “excessive” and should be modified.

4.	An explanation of whether the issues of sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of executive pay to “to more reasonable and justifiable levels.”

Cisco’s Statement in Opposition to Proposal No. 4

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

We believe that we currently have in place a fair and reasonable pay package for all employees. Our compensation structure is egalitarian in that the same components of compensation (base salary, cash bonus and stock incentives) are used at all levels of the organization and no other compensation is used at any level (with the exception of certain commission-based compensation for our sales force). Performance, both at the company and individual level, is the primary criterion used to determine the amount of all variable compensation awards. Because performance is the primary driver of the majority of our compensation programs, the annual amount received and the disparity from one individual to the next with the same level of responsibility is the direct result of the individual’s performance for that year. Not surprisingly, the employees with the most responsibility in our organization have the largest percentage of their compensation “at risk” based on achievement of both company and individual performance goals. The Compensation Committee, which is comprised solely of independent directors, oversees all compensation awarded to our senior executives and the equity and employee benefit plans and programs in which they participate. The Compensation Committee reviews the performance of our senior executives in achieving our goals and objectives to ensure that they are reasonably and effectively compensated in a manner consistent with our strategy and performance. We refer you to the “Compensation Philosophy and Objectives” of the Compensation Committee on page 23 of this proxy statement for more information on the philosophy and objectives followed in structuring compensation for our senior executives.

We also refrain from offering exclusive perquisites to our senior executives or other employees, including (subject to limited acquisition-related exceptions) country club memberships, private use of corporate assets (such as aircraft, apartments or luxury boxes), supplemental retirement funds, tax-sheltered accounts or any similar perquisites, and our senior executives have the same components (base salary, cash bonuses and stock incentives) of total direct compensation as do all of our employees. Moreover, the Compensation Committee believes that there is internal pay equity and that the compensation of our senior executives is reasonable.

We further note that as a public reporting company, information about the compensation levels of our CEO and other highest paid executives is furnished in our annual proxy materials. We refer you to the “Summary Compensation Table” on page 27 of this proxy statement for the compensation earned by Cisco’s Chief Executive Officer and the four other highest paid executive officers.

We believe that our egalitarian performance-based compensation structure is both equitable and appropriate for our workforce while still creating incentive to drive value creation for our shareholders.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 4.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, Massachusetts 02109, a beneficial owner of 108,266 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

INTERNET FRAGMENTATION REPORT

WHEREAS:

On February 15, 2006, Cisco Systems, Yahoo, Google and Microsoft testified before the Committee on International Relations of the U.S. House of Representatives about alleged complicity in human rights violations in China;

Mark Chandler, General Counsel of Cisco Systems, testified that:

“Some countries have chosen to restrict or limit access to information on the Internet based on political considerations…. While many have commented on the activities of the Chinese government in this regard, the issue is, in fact, global. Some Middle Eastern countries block sites critical of their leadership.”

“Efforts are underway…to balkanize the Internet. Policies which promote that—even inadvertently—will undermine rather than support the many projects which help users evade censorship and will exacerbate rather than solve the problems we are discussing today.”

“The liberating power of the Internet depends on its existence as one global Internet. … Any policies in this area should, we believe, proceed from the realization that its very global nature provides a unique tool for the dissemination of ideas and cultivation of freedoms. We should do nothing to disturb its promise.”

Cisco sells its products, including Internet and surveillance technology, primarily through resellers, to government agencies and state-owned entities throughout the world. The U.S. State Department and others have documented how various governments, including several governments with which our Company does business, monitor, censor and jail Internet users, through manipulation of Internet technology.

Mr. Chandler testified that the key to the growth of the Internet “has been the standardization of one global network. This has been and remains the core of Cisco’s mission.”

In October 1998, Cisco announced it was selected as a key supplier for building China’s nation-wide IP backbone. China’s network has been called “the Great Firewall of China”, and has become synonymous with the censored, closed network which, according to Mr. Chandler, threatens the realization of Cisco’s core mission.

The US State Department has also documented concerted efforts to thwart the development of one global Internet in Saudi Arabia, where Cisco recently announced a five year investment of over $265 Million and has over 150 Cisco Partners.

Legislation was introduced in the House prohibiting, “business from cooperating with officials of Internet-restricting countries in effecting the political censorship of on-line content.” The proposed legislation currently provides for both fines and jail time (The Global Online Freedom Act of 2006 (H.R. 4780)).

RESOLVED:

Shareholders request the Board to publish a report to shareholders within six months, at reasonable expense and omitting proprietary information, providing a summarized listing and assessment of concrete steps the company could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, including freedom of expression and privacy, or otherwise encourage or enable fragmentation of the Internet.

Supporting Statement:

The requested study should include a company-wide review of company policies, practices and indicators related to the impact of the company’s activities on fundamental human rights and the development of a fragmented Internet.

Cisco’s Statement in Opposition to Proposal No. 5

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco’s products are helping to drive the greatest global expansion of information availability and individual expression in the history of the planet. Our business practices are designed to and strive to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms. Our codes of conduct, employee policies and guidelines reflect this design and incorporate a variety of laws and ethical principles including those pertaining to personal freedoms. Our products have been instrumental to the evolution of the Internet into the medium it is today, providing access, expression and community across the globe. We share the proponents’ desire to promote human rights, including freedom of expression, access and community, and are continually evaluating and addressing these issues within our business practices and the communities in which we operate. We are committed to evolving and enhancing these practices. We also have a strict requirement of compliance with US Government policies, designed in part to reflect human rights concerns, regarding export and use of our products. We therefore believe that the preparation of the report requested by this proposal is unnecessary in light of our current efforts and established policies and practices relating to human rights.

Our Corporate Citizenship Council (the “Council”), consisting of an executive committee and a broad-based global membership of our management, oversees and endeavors to continuously improve our Corporate Social Responsibility (“CSR”) programs. In particular, the Council evaluates our performance relating to CSR by assessing our social, ethical and environmental practices and policies and drives change, where necessary, to enhance the performance of our core business operations. Information about the Council can be found on our Corporate Citizenship website at www.cisco.com, by clicking on “About Cisco,” and then on “Corporate Citizenship.” We maintain a specific corporate policy on human rights and other codes and policies addressing human rights, all of which are publicly available through or described on our Corporate Citizenship website.

In 2005, we issued a Corporate Citizenship Report which addressed our performance in the areas of human rights generally, our progress towards the principles of the United Nations Global Compact, specifically, employee welfare, diversity, training and development, supplier diversity and ethics, environmental impact of product design and lifecycle and our facilities and operations, and our social investments across the world. We are committed to publishing an update of this report in the fall of 2006 and intend to issue regular updates thereafter. We believe the preparation and issuance of this report, together with future updates, addresses the intent of the proponents’ proposal.

As described above, we have implemented policies and practices relating to human rights which are publicly available to shareholders, and are continually in the process of further developing and implementing such measures. Our Corporate Citizenship Report coupled with our existing, and continually evolving, policies and practices relating to human rights effectively address the request contained in this proposal. Additionally, we believe our business practices support the benefits of Internet access to information on a global basis in ways that would not otherwise be possible. We believe that the preparation of an additional report as requested by the proponents is unnecessary and believe that the interests of our shareholders will best be served if we continue to focus our efforts on further developing and implementing our human rights policies and practices and on providing Internet access globally.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 29, 2006 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s Chief Executive Officer and the four other highest paid executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 29, 2006 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 29, 2006, including, but not limited to, upon the exercise of options. References to options in the footnotes of the table below include only options to purchase shares that were exercisable on or within 60 days after July 29, 2006. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 6,059,441,709 shares of common stock outstanding on July 29, 2006 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 29, 2006.

Name	Number of Shares Beneficially Owned	Percent Owned
Barclays Global Investors, NA, et al (1)	322,598,178	5.3
Carol A. Bartz (2)	233,168	*
M. Michele Burns (3)	92,000	*
Michael D. Capellas (4)	50,000	*
Larry R. Carter (5)	4,504,288	*
John T. Chambers (6)	29,040,395	*
Charles H. Giancarlo (7)	5,959,277	*
Dr. John L. Hennessy (8)	119,858	*
Richard J. Justice (9)	3,675,982	*
Richard M. Kovacevich (10)	95,629	*
Roderick C. McGeary (11)	100,000	*
James C. Morgan (12)	308,642	*
John P. Morgridge (13)	61,062,917	1.0
Randy Pond (14)	3,414,840	*
Dennis D. Powell (15)	2,166,207	*
Steven M. West (16)	206,485	*
Jerry Yang (17)	158,187	*
All executive officers and directors as a group (21 Persons)(18)	120,332,961	2.0

*	Less than one percent.

(1)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006 by Barclays Global Investors, NA and certain related entities, reporting sole power to vote or direct the vote over 281,277,926 shares and sole power to dispose or direct the disposition of 322,598,178 shares. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105.

(2)	Represents 95,540 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 135,000 shares.

(3)	Includes options to purchase 90,000 shares.

(4)	Represents options to purchase 50,000 shares.

(5)	Includes 2,588 shares held by the Carter Revocable Trust dated October 18, 1994 and options to purchase 4,467,499 shares.

(6)	Includes 1,000,000 shares held in grantor retained annuity trusts and options to purchase 25,550,001 shares.

(7)	Includes 664,330 shares held in the Giancarlo Family Trust, 800 shares held in trust for the benefit of each of Mr. Giancarlo’s two daughters and options to purchase 5,284,166 shares.

(8)	Represents 11,858 shares held in the Hennessy 1993 Revocable Trust, 3,000 shares held in trust for the benefit of Dr. Hennessy’s children and options to purchase 105,000 shares.

(9)	Includes 9,460 shares held by the 1990 Justice Family Trust and options to purchase 3,657,499 shares.

(10)	Includes 21,215 shares held in the Richard & Mary Jo Kovacevich 2001 Trust, 49 shares held by Mr. Kovacevich’s spouse, and options to purchase 70,000 shares.

(11)	Includes options to purchase 70,000 shares.

(12)	Represents 13,642 shares held in the Morgan Family Trust and options to purchase 295,000 shares.

(13)	Includes 50,582,330 shares held by John P. Morgridge and Tashia F. Morgridge as Trustees of the Morgridge Family Trust (UTA DTD 6/30/88), 10,000,000 shares held by the Morgridge Family Investments LP, 90,238 shares held by Mr. Morgridge’s spouse, Tashia F. Morgridge, and options to purchase 115,000 shares. The sole general partner of the Morgridge Family Investments LP is the Morgridge Family Trust (UTA DTD 6/30/88) and its trustees are deemed to beneficially own and share voting and investment power of the shares held by Morgridge Family Investments LP.

(14)	Includes 36,484 shares held by the Randall & Cynthia Pond Revocable Living Trust and options to purchase 3,356,501 shares.

(15)	Includes options to purchase 2,154,916 shares.

(16)	Represents 1,085 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 205,000 shares.

(17)	Represents 34,993 shares held in the Jerry Yang 1996 Charitable Remainder Trust, 3,194 shares held in the Jerry Yang 1996 Revocable Trust and options to purchase 120,000 shares.

(18)	Includes options to purchase 53,665,976 shares. Also includes shares beneficially owned by Ms. Rafael, who will be an executive officer until September 20, 2006, and Mr. Chadwick, who was appointed an executive officer effective September 20, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cisco’s executive officers, directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the executive officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal year 2006. A late report was filed on behalf of Larry Carter relating to a portion of a fiscal year 2002 charitable gift transaction involving 500 shares.

Equity Compensation Plan Information

The following table provides information as of July 29, 2006 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan, the 1996 Stock Incentive Plan, and the Employee Stock Purchase Plan and its sub-plan, the International Employee Stock Purchase Plan. The category “Equity compensation plans not approved by security holders” in the table below consists of the 1997 Supplemental Stock Incentive Plan (the “Supplemental Plan”), the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan (the “Acquisition Plan”) that was adopted in connection with Cisco’s acquisition of Scientific-Atlanta, Inc. in accordance with applicable NASDAQ listing standards, and options to purchase shares of Cisco common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc. The table does not include information with respect to shares subject to outstanding options granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,387,467,860		$25.48	547,365,740	(2)
Equity compensation plans not approved by security holders	6,942,104	(3)(4)	$22.93	15,731,218	(5)

Total	1,394,409,964	(3)(6)	$25.46	563,096,958	(7)

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan including its sub-plan, the International Employee Stock Purchase Plan.

(2)	Includes shares available for future issuance under the Employee Stock Purchase Plan including its sub-plan, the International Employee Stock Purchase Plan. As of July 29, 2006, as reported in Cisco’s 2006 Annual Report on Form 10-K, an aggregate of 98,855,895 shares of common stock were available for future issuance under this purchase plan. Also includes up to 32,926,725 shares that may be granted as direct issuances under the 2005 Stock Incentive Plan and up to 951,310 shares that may be granted to independent, non-employee consultants as direct issuances under the 1996 Stock Incentive Plan. Under the 2005 Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid.

(3)	Represents outstanding options to purchase 2,783,223 shares of common stock under the Supplemental Plan and outstanding options to purchase 3,770,751 shares of common stock under the Acquisition Plan, and outstanding options to purchase 388,130 shares of common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc.

(4)	Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than options assumed under the Acquisition Plan. As of July 29, 2006, a total of 51,964,673 shares of common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $14.80 per share. No additional awards may be granted under those assumed arrangements.

(5)	Represents 9,923,377 shares available for issuance under the Acquisition Plan (including up to 2,881,140 shares that may be granted as direct issuances or stock units) and 5,807,841 shares available for issuance under the Supplemental Plan. Although securities are available for issuance under the Supplemental Plan, Cisco will no longer make option grants or share issuances under the Supplemental Plan.

(6)	As of July 29, 2006, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2006 Annual Report on Form 10-K were 1,446,374,637 shares, which included the 51,964,673 shares issuable under the assumed equity rights described in footnote (4) above.

(7)	As of July 29, 2006, 100,583,120 shares were available for future issuance under the 1996 Stock Incentive Plan, 347,926,725 shares were available for future issuance under the 2005 Stock Incentive Plan, 9,923,377 shares were available for future issuance under the Acquisition Plan, and 5,807,841 shares were available for future issuance under the Supplemental Plan for an aggregate total of 464,241,063 shares available for future issuance under stock incentive plans, as reported in Cisco’s 2006 Annual Report on Form 10-K. The shares available for future issuance under the Employee Stock Purchase Plan were 98,855,895 shares, as reported in Cisco’s 2006 Annual Report on Form 10-K.

The 1997 Supplemental Stock Incentive Plan

The Supplemental Plan was implemented by the Board of Directors on July 31, 1997. The Supplemental Plan is a non-shareholder approved plan, and Cisco will no longer make option grants or share issuances under the Supplemental Plan. Options may be granted and direct share issuances of common stock may be made under the Supplemental Plan to employees of Cisco (or any parent or subsidiary corporation) who are neither officers nor board members at the time of grant. The Board of Directors has authorized 9,000,000 shares of common stock for issuance under the Supplemental Plan. All option grants will have an exercise price per share, and all share issuances will have a purchase price per share, equal to the closing selling price per share of common stock on the grant or issuance date. Each option or share issuance may be subject to vesting. Any unvested options or share issuances will immediately vest and become exercisable in full upon certain changes in ownership of Cisco if the options are not assumed or replaced by the acquiring entity or the repurchase rights relating to share issuances are not assigned to the acquiring entity, as applicable. All options are non-statutory options under the federal tax law. As of July 29, 2006, options covering 2,783,223 shares of common stock were outstanding under the Supplemental Plan, 5,807,841 shares remained available for future option grants or share issuances, and options covering 408,936 shares had been exercised. No option grants or share issuances were made in fiscal 2006 under the Supplemental Plan.

The Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan

In connection with Cisco’s acquisition of Scientific-Atlanta, Inc. on February 24, 2006, Cisco assumed, amended and restated Scientific-Atlanta’s 2003 Long-Term Incentive Plan (renaming it the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan). The Board of Directors has reserved an aggregate of 17,587,049 shares of Cisco common stock for issuance under this plan (including 2,760,006 shares subject to issuance upon the exercise of outstanding stock options assumed in connection with the acquisition, which will become available for grant under this plan in the future to the extent such options expire unexercised or are cancelled). Only employees of Cisco and its subsidiaries and affiliates who (i) had been employed by Scientific-Atlanta or its subsidiaries on or after the acquisition, and (ii) were not employed by Cisco or its subsidiaries at the time of the acquisition, may receive awards under this plan. The plan permits the award of stock options (both non-statutory and incentive stock options), stock grants, stock units and stock appreciation rights. Stock options and stock appreciation rights under this plan may be granted for periods of up to nine years and at prices no less than the fair market value of the shares on the date of grant. Stock grants may and stock units must be issued for no consideration. Stock appreciation rights and stock units may be exercised for or settled in cash, shares of Cisco common stock or a combination of cash and shares. Each award may be subject to vesting. In general, awards cease vesting in the event a participant’s employment or services with Cisco or its subsidiaries terminates. Each outstanding award under this plan that is subject to vesting provisions will vest in full and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than thirty-five percent of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. As of July 29, 2006, options covering 3,770,751 shares of common stock were outstanding under the Acquisition Plan, 9,923,377 shares remained available for future grants of awards, 3,715,860 shares were issued directly and options covering 177,061 shares had been exercised.

Replacement Latitude Options

On January 12, 2004, Cisco acquired Latitude Communications, Inc. (“Latitude”). As part of this transaction, options to purchase Latitude common stock held by employees who continued to be employed by Cisco or Latitude following the transaction were cancelled and replaced with an aggregate of 492,985 options to purchase shares of Cisco common stock. The Latitude replacement options vest on the same vesting schedule as the cancelled options, and have a maximum term of nine (9) years. Each Latitude replacement option may have accelerated with respect to 50% of the then-unvested shares if the related employee was terminated under certain circumstances within two years of the effective date of the transaction.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Management Development Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee’s (the “Compensation Committee”) basic responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s senior executives are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee oversees, reviews and administers all of Cisco’s compensation, equity and employee benefit plans and programs.

Compensation Philosophy and Objectives

Cisco operates in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for Cisco’s executive officers should be designed to attract, motivate and retain talented executives responsible for the success of Cisco and should be determined within a framework based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of Cisco’s competitors. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Offer a total compensation program that is flexible and takes into consideration the compensation practices of a group of specifically identified peer companies (the “Peer Companies”) and other selected companies with which Cisco competes for executive talent.

•	Provide annual variable cash incentive awards that take into account Cisco’s overall financial performance in terms of designated corporate objectives, as well as individual contributions and a measure of customer satisfaction. In addition, discretionary awards may be provided to recognize extraordinary achievements and/or ensure that annual cash incentive awards for executive officers are competitive at or above the 75th percentile among the Peer Companies.

•	Align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives, retention awards and stock ownership requirements.

Compensation Components and Process

The three material elements of Cisco’s executive officer compensation are: (i) base salary, (ii) variable cash incentive awards and (iii) long-term, equity-based incentive awards.

The Compensation Committee determines the compensation levels for Cisco’s executive officers and considers compensation data and recommendations provided by management. This data is drawn from multiple nationally recognized, similarly sized technology companies identified as Peer Companies and from appropriate survey data. A significant number of the Peer Companies are listed in the S&P Information Technology Index, which is included in the Stock Performance Graph for this Proxy Statement. Certain companies not included in this Index were considered Peer Companies because Cisco competes for executive talent with those companies. These companies include AT&T Inc., Extreme Networks, Inc., F5 Networks, Inc., Foundry Networks, Inc., Nortel Networks Corporation and Verizon Communications Inc. However, some organizations in the S&P Information Technology Index were excluded from the Peer Company list because they were not considered competitors for executive talent or because compensation information was not available. The Compensation Committee then meets with its independent compensation consultant, Frederic W. Cook & Co., Inc., to review and evaluate management’s recommendations.

The positions of Cisco’s Chief Executive Officer and executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the Peer Companies concerning long-term, equity-based incentive awards were reviewed.

Base Salary.    The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the Peer Companies. Cisco’s policy is to generally target base salary levels for executive officers at the 50th percentile of compensation among the Peer Companies.

Variable Cash Incentive Awards.    The Compensation Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable cash incentive pay, and Cisco’s general policy is to target annual cash incentive awards at or above the 75th percentile among the Peer Companies. The annual cash incentive awards for executive officers, other than the Chief Executive Officer whose annual cash incentive award is described in the below section entitled “CEO Compensation,” for fiscal year 2006 were determined under Cisco’s 2006 Professional and Leadership Incentive Plan (the “PLI Plan”) with reference to Cisco’s achievement of established financial performance goals, customer satisfaction criteria and the executive’s individual contribution. Under the PLI Plan, a target award is set for each participating executive officer and such target award is stated as a percentage of the executive officer’s base salary for fiscal 2006. Target awards under the PLI Plan for executive officers generally range from 50% to 60% of base salary. Actual awards, if any, are based on the extent to which Cisco achieves its financial performance goals, the level of customer satisfaction and an assessment of the executive’s contribution. In fiscal 2006, Cisco met its financial performance goals and exceeded its customer satisfaction goals. The awards paid reflect these results along with the recognition of individual contribution. For fiscal year 2006, the financial performance goal was worldwide revenue and profit before interest and taxes. Bonus payments pursuant to the PLI Plan to the Named Executive Officers were made as follows: Charles H. Giancarlo, $646,380; Richard J. Justice, $646,380; Randy Pond, $646,380; and Dennis D. Powell, $610,470.

In recognition of Cisco’s record sales in fiscal 2006 and reflecting the Compensation Committee’s desire to pay Cisco’s top performers bonuses that reflect competitive practices, on September 14, 2006, the Compensation Committee exercised its discretion and approved additional discretionary cash bonuses to executive officers, including the Named Executive Officers. Additional discretionary bonus payments for fiscal year 2006 to the Named Executive Officers were as follows: Charles H. Giancarlo, $500,000; Richard J. Justice, $470,000; Randy Pond, $350,000; and Dennis D. Powell, $450,000.

Long-Term, Equity-Based Incentive Awards.    The goal of Cisco’s long-term, equity-based incentive awards is to align the interests of executive officers with shareholders and to provide each executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of the long-term, equity-based incentives according to each executive’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition, the Compensation Committee takes into account an individual’s performance history, his or her potential for future responsibility and promotion, and competitive total compensation targets for the individual’s position and level of contribution. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. Finally, to further align the interests of executive officers and non-employee directors, and shareholders, the Board of Directors has established stock ownership guidelines. Each executive officer and non-employee director is required to own shares of Cisco common stock and has a year from the date of appointment to acquire shares.

During fiscal year 2006, the Compensation Committee made option grants to Cisco’s executive officers under Cisco’s 1996 Stock Incentive Plan. Each grant allows the executive officer to acquire shares of Cisco’s common stock at a fixed price per share (the closing selling price on the grant date). The option grants will provide a return only if Cisco’s common stock appreciates over the option term. We refer you to the section entitled “Executive Compensation and Related Information—Stock Options” of this proxy statement on page 27 for additional information regarding stock option awards to Cisco’s named executive officers in fiscal year 2006. During fiscal year 2007, in addition to option grants, the Compensation Committee will grant restricted shares and/or units to executive officers. These grants are part of a program designed to retain key executives and top performers.

CEO Compensation.    During fiscal year 2006, Mr. Chambers’ base salary was $350,000 which will remain in effect for fiscal year 2007. The Compensation Committee targeted Mr. Chambers’ base salary at less than the median of base salaries paid to the chief executive officers of the Peer Companies in order to place a greater percentage of Mr. Chambers’ total cash compensation at-risk and tie such compensation to company performance.

For fiscal year 2006, Mr. Chambers’ annual bonus was determined in the Compensation Committee’s sole discretion. Despite Cisco’s record financial results, its attainment of its stated performance goals and Mr. Chambers’ own performance in producing those results, the Compensation Committee honored Mr. Chambers’ request that his bonus not increase and the Committee approved a discretionary annual cash bonus of $1,300,000 which is the same annual cash bonus paid for fiscal year 2005. The Compensation Committee considers this amount of annual base salary and bonus to be reasonable and competitive.

On September 29, 2005, the Compensation Committee granted Mr. Chambers an option to purchase up to 1,300,000 shares of Cisco common stock at an exercise price of $17.86 per share. The exercise price represented the closing selling price per share of Cisco’s common stock on the NASDAQ National Market on the grant date. The option grant places a significant portion of Mr. Chambers’ total compensation at risk, since the option grant delivers a return only if Cisco’s common stock appreciates over the option term. The Compensation Committee considers this option grant competitive and appropriate for the following reasons: the option grant is comparable to equity grants provided to chief executive officers of similarly situated Peer Companies; the size of Mr. Chambers’ option grant constituted less than one percent of the fiscal year 2006 companywide grant; and Mr. Chambers’ performance and leadership with Cisco were instrumental in producing the financial results that Cisco achieved in fiscal year 2005. We refer you to the section entitled “Executive Compensation and Related Information—Stock Options” on page 27 of this proxy statement for additional information regarding the vesting of this option grant to Mr. Chambers.

Internal Revenue Code Section 162(m) Policy.    In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to Cisco and to its executives. However, tax consequences, including tax deductibility by Cisco, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or Cisco. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Submitted by the Compensation and Management Development Committee

Carol A. Bartz, Chairperson

Michael D. Capellas

James C. Morgan

Jerry Yang

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2006 fiscal year were Carol A. Bartz, James C. Morgan, Jerry Yang, Dr. James F. Gibbons, who served as a Director and as a member of the Compensation Committee from the beginning of the fiscal year through the date of the 2005 annual meeting of shareholders, and Michael D. Capellas, who was appointed to the Compensation Committee effective July 27, 2006. No member of this committee was at any time during the 2006 fiscal year or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2006 fiscal year.

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Named Executive Officers for services rendered in all capacities to Cisco and its subsidiaries for each of the last three or fewer fiscal years during which such individuals served as executive officers. Cisco has not granted restricted stock or stock appreciation rights to any of the persons listed below during the past three fiscal years. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for Cisco’s 2006 fiscal year has been excluded by reason of his or her termination of employment or change in executive officer status during that fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards Options (#)	All Other Compensation ($) (2)
		Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)
John T. Chambers	2006	350,000	1,300,000	0	1,300,000	6,704
President, Chief Executive	2005	350,000	1,300,000	0	1,500,000	8,977
Officer and Director	2004	1	1,900,000	0	0	0

Charles H. Giancarlo	2006	420,769	1,146,380	0	650,000	10,272
Senior Vice President,	2005	393,500	589,680	0	550,000	2,935
Chief Development Officer (3)	2004	388,385	507,088	0	600,000	6,212

Richard J. Justice	2006	420,769	1,116,380	0	525,000	6,600
Senior Vice President,	2005	400,000	550,368	0	700,000	6,300
Worldwide Field Operations	2004	414,862	752,045	0	600,000	6,150

Dennis D. Powell	2006	410,385	1,060,470	0	400,000	6,600
Senior Vice President and	2005	400,000	500,003	0	550,000	6,300
Chief Financial Officer	2004	412,500	650,808	0	450,000	6,150

Randy Pond	2006	420,769	996,380	0	425,000	6,300
Senior Vice President, Operations,	2005	400,000	508,032	0	550,000	7,019
Processes and Systems	2004	413,462	623,691	0	600,000	5,812

(1)	Represents cash bonuses earned for the indicated fiscal years.

(2)	Represents matching contributions that Cisco made to Cisco’s 401(k) Plan during the fiscal year.

(3)	Mr. Giancarlo was appointed an executive officer on August 1, 2004 which was during the 2005 fiscal year. Mr. Giancarlo did not serve as an executive officer during the 2004 fiscal year.

Stock Options

The following table provides information with respect to the stock option grants made during Cisco’s 2006 fiscal year under Cisco’s 1996 Stock Incentive Plan to each Named Executive Officer. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year. The options have a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. Each of the options will vest and become exercisable for 20% of the option shares upon the completion of one year of service measured from the grant date and will become exercisable for the remaining shares in equal monthly installments over the next 48 months of service thereafter. The exercise price for each of these options is equal to the closing selling price per share of common stock on the grant date. Each of the options will immediately vest and become exercisable for all of the option shares in the event Cisco is acquired by merger or asset sale, unless the options are assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than thirty-five percent of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. The exercise price of each option may be paid in cash or in shares of common stock valued at the closing selling price on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if an optionee dies or becomes terminally ill, his or her options will generally vest in an amount equal to the greater of 100% of the unvested option shares up to a total value of $10 million, net of aggregate exercise price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, option shares are valued based on the closing price per share of common stock on the date of death or determination of terminal illness.

There is no assurance provided to any executive officer or any other holder of Cisco’s securities that the potential realizable values shown in this table, which are based on assumed 5% and 10% annual rates of compounded stock price appreciation over the nine-year term of the options as required under the rules of the Securities and Exchange Commission, will be realized. Actual gains, if any, on option exercises are dependent on the future performance of Cisco common stock and overall market conditions.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date
					5% ($)	10% ($)
John T. Chambers	1,300,000	0.6506	17.86	9/29/2014	12,800,739	31,528,829
Charles H. Giancarlo	300,000	0.1501	17.80	8/12/2014	2,944,093	7,251,441
	350,000	0.1751	17.86	9/29/2014	3,446,353	8,488,531
Richard J. Justice	525,000	0.2627	17.86	9/29/2014	5,169,529	12,732,797
Dennis D. Powell	400,000	0.2002	17.86	9/29/2014	3,938,689	9,701,178
Randy Pond	425,000	0.2127	17.86	9/29/2014	4,184,857	10,307,502

Option Exercises and Holdings

The following table sets forth information concerning the exercise of options by each of the Named Executive Officers during Cisco’s 2006 fiscal year and the unexercised options held by them as of the end of the fiscal year. The value realized represents the difference between the aggregate closing selling price of the shares on the date of exercise less the aggregate exercise price paid. The value of unexercised in-the-money options is based on the closing price of Cisco common stock on July 28, 2006 of $18.08 per share, minus the exercise price, multiplied by the number of shares issuable upon exercise of the option. These values have not been, and may never be, realized. No stock appreciation rights were exercised during the fiscal year, and no stock appreciation rights were outstanding at the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at July 29, 2006		Value of Unexercised In-the-Money Options at July 29, 2006 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Chambers	5,850,000	69,674,752	25,316,667	4,533,333	34,149,856	3,882,999
Charles H. Giancarlo	900,000	12,569,877	5,129,999	1,545,001	9,282,901	1,088,048
Richard J. Justice	300,000	2,677,685	3,572,500	1,442,500	1,211,450	1,164,662
Dennis D. Powell	183,750	1,968,151	2,089,562	1,114,521	3,451,875	868,302
Randy Pond	150,000	1,181,314	3,279,416	1,249,584	3,604,181	1,167,200

Employment Contracts, Termination of Employment, and Change in Control Agreements

None of Cisco’s executive officers have employment or severance agreements with Cisco, and their employment could be terminated at any time at the discretion of the Board of Directors.

Each outstanding award to employees under Cisco’s 2005 Stock Incentive Plan and 1996 Stock Incentive Plan that is subject to vesting provisions will vest in full and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than thirty-five percent of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that “single trigger” equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate vesting continuation terms and conditions. Cisco does not provide for any excise tax “gross-up” arrangements for its executive officers. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness.

On August 23, 2004, Mr. Chambers was granted an option to purchase up to 1,500,000 shares of Cisco common stock at an exercise price of $19.18 per share under the 1996 Stock Incentive Plan. The option has a term of nine years measured from the grant date and, if vested, will remain exercisable for the full term even after his cessation of service except in limited circumstances. The option will vest and become exercisable upon Mr. Chambers’ completion of seven years of service from the grant date or, if sooner, three years after he ceases to be President and Chief Executive Officer, provided vesting shall occur no earlier than the fifth anniversary of the grant date, and is subject to his continued service through that date. For purposes of Mr. Chambers’ stock option agreement, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco. In addition, the option will immediately vest and become exercisable in the case of Mr. Chambers’ death or permanent disability. The option will vest in full and become immediately exercisable for all of the option shares in the event that Cisco is acquired by merger or asset sale, unless the option is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than thirty-five percent of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

STOCK PERFORMANCE GRAPH

The information contained in this Stock Performance Graph section should be read in conjunction with the Compensation and Management Development Committee Report and shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The graph depicted below shows a comparison of cumulative total shareholder returns for Cisco common stock with the cumulative total return on the Standard & Poor’s Information Technology Index and the Standard & Poor’s 500 Index. Shareholder returns over the indicated period are based on historical data and should not be considered indicative of future shareholder returns.

	7/27/01	7/26/02	7/25/03	7/30/04	7/29/05	7/28/06
CISCO SYSTEMS, INC.	$100.00	$62.01	$100.10	$109.76	$100.47	$94.86
S&P INFORMATION TECHNOLOGY	$100.00	$59.42	$73.54	$80.80	$89.26	$81.81
S&P 500	$100.00	$76.37	$84.50	$95.63	$109.07	$114.94

Notes:

•	The graph covers the period from July 27, 2001, the last trading day before Cisco’s 2002 fiscal year, to July 28, 2006, the last trading day of Cisco’s 2006 fiscal year.

•	The graph assumes that $100 was invested in Cisco common stock and in each index on July 27, 2001, and that all dividends were reinvested. No cash dividends have been declared on shares of Cisco’s common stock.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2006 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of Cisco’s consolidated financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2006 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Cisco’s proxy materials relating to its 2007 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than May 28, 2007. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and you are encouraged to send a copy via e-mail to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2007 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between June 27, 2007 and July 27, 2007. However, in the event that the annual meeting is called for a date that is not within thirty days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2007 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to July 27, 2007 and (ii) any proposal made in accordance with the bylaw provisions, if the 2007 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

SHAREHOLDERS SHARING THE SAME ADDRESS

Cisco has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, Cisco is delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name, unless Cisco has received contrary instructions from an affected shareholder. This procedure reduces Cisco’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Cisco will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 526-6945. You may also access Cisco’s annual report and proxy statement on the Investor Relations section of Cisco’s website at www.cisco.com.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any shareholders of record who share the same address and currently receive multiple copies of Cisco’s annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact Cisco’s Investor Relations Department at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 29, 2006, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the meeting. However, if other matters do properly come before the meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: September 19, 2006

Directions to the

Santa Clara Convention Center

Getting to the Santa Clara Convention Center from San Jose—Highway 101

•	Go north on Highway 101 and take the Great America Parkway exit.
•	Turn right on Great America Parkway.
•	The Convention Center is located at Great America Parkway and Tasman Drive.
•	Find the Convention Center Parking Garage at the Hyatt Hotel’s 2nd driveway at Bunker Hill Lane.

Getting to the Santa Clara Convention Center from San Francisco—Highway 101

•	Go south on Highway 101 and take the Great America Parkway exit.
•	Turn left on Great America Parkway.
•	The Convention Center is located at Great America Parkway and Tasman Drive.
•	Find the Convention Center Parking Garage at the Hyatt Hotel’s 2nd driveway at Bunker Hill Lane.

Getting to the Santa Clara Convention Center from Oakland—Highway 880

•	Take Highway 880 south to Highway 237 west towards Mountain View.
•	Follow Highway 237 to the Great America Parkway exit.
•	Turn left on Great America Parkway.
•	The Convention Center is at Great America Parkway and Tasman Drive.
•	Find the Convention Center Parking Garage at the Hyatt Hotel’s 2nd driveway at Bunker Hill Lane.

1028-PSA-06

CISCO SYSTEMS, INC.

C/O PROXY SERVICES

P.O. BOX 9112

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Cisco Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cisco Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CSSYS1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CISCO SYSTEMS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

PROPOSAL 1 - To elect as directors the following nominees:

01)	Carol A. Bartz

06) Dr. John L. Hennessy

02) M. Michele Burns

07) Richard M. Kovacevich

03)	Michael D. Capellas

08) Roderick C. McGeary

04)	Larry R. Carter

09) Steven M. West

05)	John T. Chambers

10) Jerry Yang

For All

Withhold From All

For All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 2 - To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 28, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

PROPOSAL 3 - Proposal submitted by a shareholder urging the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting, as set forth in the accompanying proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PROPOSAL 4 - Proposal submitted by shareholders requesting that the Board’s Compensation Committee initiate a review of Cisco’s executive compensation policies and to make available, upon request, a report of that review by January 1, 2007, as set forth in the accompanying proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

PROPOSAL 5 - Proposal submitted by shareholders requesting the Board to publish a report to shareholders within six months providing a summarized listing and assessment of concrete steps Cisco could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, as set forth in the accompanying proxy statement.

For

Against

Abstain

This proxy card must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.

Yes

No

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

CISCO SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 15, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 15, 2006 and the proxy statement, and appoints John T. Chambers and Dennis D. Powell or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on Wednesday, November 15, 2006 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

SEE REVERSE SIDE

TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE